Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Form F-1/A2 of Happy City Holdings Limited as to our report dated December 3, 2024, with respect to the consolidated statements of financial positions as of August 31, 2023 and 2024, and the related consolidated statements of profit or loss and other comprehensive income, changes in equity and cash flows for the years ended August 31, 2023 and 2024. Our report dated December 3, 2024, relating to the consolidated financial statements includes an emphasis paragraph relating to an uncertainty as the Group’s ability to continue as a going concern.

We also consent to the reference to us under the heading “Experts” in the Registration Statement.

/s/ AOGB CPA Limited

Hong Kong, Hong Kong
April 29, 2025

AOGB CPA Limited, Suite 2501-03, Tesbury Centre, 28 Queen’s Road East, Admiralty, Hong Kong

Tel: 2152-2238, Website: www.aogb.com